EXHIBIT 99.3

PROMISSORY NOTE

$2,000,000

Dated as of July 8, 1998
New Albany, Ohio

      Landmark Land Company, Inc., promises to pay to the order of Gotham Partners L.P., the sum of $2,000,000 plus accrued interest at the rate of 18% per annum from and after the date of disbursement on this promissory note upon demand made after the final resolution of the lawsuit of Landmark Land Company, Inc., vs. United States, U.S. Court of Federal Claims Cause No. 95-502C (the “Lawsuit”), but no later than five years from the date hereof. (The term “final resolution of the Lawsuit” means after entry of a final judgment for which all times to appeal have expired and, if the judgment calls for payment of money to the Corporation, payment of that money or, if a settlement occurs, payment of such settlement amount.)

      The amount owed under this Note shall be convertible into up to 307,692 shares of Common Stock, $.50 per share par value (“Shares”)(which shall be subject to adjustment as provided in the warrant); Fifty percent of warrants (representing the first $1,000,000 of the Loan) shall be immediately exercisable (even if the $1,000,000 has not been borrowed) and the balance shall be exercisable at the rate of one Share for each $6.50 drawn down from and after the date the maker has drawn down on a cumulative basis (without regard to repayments) of $1,000,000 or more under the Loan. The exercise of the warrants will cancel the obligation of the Maker for the interest accrued on the respective amount of debt. The warrants shall be substantially in a form agreed to by the President of the maker and Gotham. This warrant shall be effective when the action provided for herein is legally permitted under all applicable securities and other laws and after stockholder ratification hereof as may be necessary or appropriate.

      The maker agrees that advances to counsel for maker in the Lawsuit shall be deemed disbursements under this promissory note. The advances shall be used solely for the purpose of prosecuting the Lawsuit and for no other purpose.

      The undersigned agrees, in case of default in the payment when demanded as set forth above, that it shall pay the entire remaining unpaid principal balance, together with the interest that shall have accrued thereon, plus reasonable attorney’s fees and costs should this note be placed in the hands of an attorney for collection. The maker waives protest, demand, presentment, notice of dishonor and notice of protest in case this note is not paid at maturity, and agrees that after maturity of this obligation, the time of making payment of the same may be extended without prejudice to the holder and without releasing the maker hereof.

LANDMARK LAND COMPANY, INC.

By: -s- Gerald G. Barton

Gerald G. Barton, President and CEO